Exhibit 10.1
EXECUTION VERSION
THIRD LIMITED WAIVER
          THIRD LIMITED WAIVER (this “Limited Waiver”) dated effective as of May 4, 2009 executed by Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”), the lenders party hereto (the “Lenders”) and the other parties hereto.
          WHEREAS, the Borrower, Wachovia Bank, National Association, as agent (the “Agent”), the Lenders and the other lenders party thereto are party to that certain Credit Agreement dated as of July 25, 2007 (as amended, supplemented, or modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein as defined therein);
          WHEREAS, the Credit Agreement provides that the Minimum Consolidated Tangible Net Worth Level drops to Level III if the Borrower’s Consolidated Tangible Net Worth falls below $250,000,000;
          WHEREAS, Sections 6.07 and 6.08 of the Credit Agreement restrict the Borrower and the Guarantors from making Investments and guaranties but provides for certain exceptions, including the exceptions set forth in clauses (13) and (14) of Section 6.07 and clause (3) of Section 6.08 (collectively, the “CTNW Basket Exception”); and
          WHEREAS, the Borrower has requested that the Required Lenders waive and amend the Credit Agreement, and the Required Lenders are agreeable to such request but only upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the Borrower and the Required Lenders agree as follows:
          Section 1. Limited Waiver. Subject to the terms and conditions set forth herein, but with effect on and after the date hereof, the Lenders hereby waive any Default or Event of Default that may have occurred prior to the date hereof (or that may occur during the Waiver Period (as defined below)) under Section 6.07 or 6.08 as a result of the CTNW Basket Exception being exceeded. The “Waiver Period” shall be the period from and including the date hereof through and excluding the earliest of (i) the date of the occurrence of any other Default, (ii) August 15, 2009 and (iii) the date that the Borrower delivers financial statements for the quarter ending June 30, 2009 pursuant to Section 5.08(1).
          Section 2. Future Investments. Notwithstanding anything to the contrary in the Credit Agreement, during the Waiver Period, the Borrower and the Guarantors shall, in addition to any other exceptions provided for in the Credit Agreement, be permitted to make Investments of the type set forth in clauses (13) and (14) of Section 6.07 and to incur obligations of the type set forth in clause (3) of Section 6.08 so long as the aggregate amount of all such Investments and other obligations made or incurred in reliance on this exception during the Waiver Period does not exceed $55,000,000.
          Section 3. Minimum CTNW Level. Notwithstanding anything to the contrary in the Credit Agreement, during the Waiver Period, the Minimum Consolidated Tangible Net Worth Level shall be Level II, regardless of the actual level of the Borrower’s Consolidated Tangible Net Worth.
          Section 4. Facility Size. The definition of Aggregate Commitment is hereby permanently amended by replacing the reference therein to “$250,000,000” with the amount “$150,000,000”.
          Section 5. Minimum CTNW Covenant. (i) Section 7.01 shall be amended by replacing the phrase “maintain at all times” with the phrase “, as of the last day of each fiscal quarter, maintain” and (ii) the definition of “Consolidated Tangible Net Worth” shall be amended by replacing the phrase “all determined as of such date” with the phrase “all determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.08(1) or (2)”.
          Section 6. Cash in Borrowing Base. Notwithstanding anything to the contrary in the Credit Agreement (including Section 2.01.2(b)(iii) thereof), during the Waiver Period, the Borrower shall not be entitled to request the release of the Agent’s Lien on any Unrestricted Cash included in the Secured Borrowing Base.
          Section 7. Borrowing Restriction. Notwithstanding anything to the contrary in the Credit Agreement, during the Waiver Period, the Borrower shall not be entitled to make any Borrowing of Loans (it being understood that this restriction shall not limit the Borrower’s ability to request and obtain Facility Letters of Credit).
          Section 8. Defaulting Lenders. The Credit Agreement shall be amended by:
          (i) Adding the following new definition immediately following the definition of Default in Section 1.01:
          “‘Defaulting Lender’ means any Lender that has (a) failed to fund any portion of its Loans or participations in Facility Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, which failure has not been cured, (b) otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, which failure has not been cured, or (c) (i) become insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.”
          (ii) Adding the following new Section 2.22.15 to the Credit Agreement:
          “Section 2.22.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Subject to the provisions of Section 2.22.15(c), if any Facility Letter of Credit Obligations are outstanding at the time a Lender is a Defaulting Lender, the Borrower shall within three (3) Business Days following notice by the Agent cash collateralize such Defaulting Lender’s Facility Letter of Credit Obligations by paying to the Agent an amount in immediately available funds equal to such Defaulting Lender’s Facility Letter of Credit Obligations, which funds shall be held in the Facility Letter of Credit Collateral Account in accordance with Section 2.22.13 for so long as such Facility Letter of Credit Obligations are outstanding and such Lender is a Defaulting Lender;
          (b) Subject to the provisions of Section 2.22.15(c), no Issuer shall be required to issue, amend (other than to reduce) or increase any Facility Letter of Credit unless cash collateral has been provided by the Borrower in accordance with Section 2.22.15(a); and
          (c) Notwithstanding the provisions of Sections 2.22.15(a) and (b), if within three (3) Business Days following the Agent’s notice under Section 2.22.15(a) the Borrower shall by notice to the Agent advise the Agent that the Borrower intends to effect the assignment by such Defaulting Lender of all of its right, title and interest under this Agreement to a Person that is not a Defaulting Lender (subject to and in accordance with the provisions of Section 11.02), the date by which the Borrower shall be required to comply with the provisions of Section 2.22.15(a) shall be extended to the 14th day after the date of the Agent’s notice; provided, however, that such extension shall not extend the date by which the Borrower is obligated to cash collateralize Facility Letters of Credit pursuant to any other provisions of this Agreement. A Defaulting Lender shall not be obligated to assign its interest under this Agreement except to the extent that the provisions of Section 2.20 require an assignment.
          (iii) Amending Section 8.01 by inserting the following sentence immediately after the first sentence of clause (v) thereof:
          “If the Borrower is required to provide an amount of cash collateral pursuant to Section 2.22.15, such amount shall be returned to the Borrower from the Facility Letter of Credit Collateral Account from time to time to the extent that no Event of Default is continuing and either the amount deposited shall exceed the Defaulting Lender’s Facility Letter of Credit Obligations or if such Lender ceases to be a Defaulting Lender.”
          Section 9. Conditions Precedent. This Limited Waiver shall become effective, as of the date hereof, upon (a) the execution and delivery of this Limited Waiver by the Borrower and the Required Lenders, (b) the execution and delivery of the Acknowledgement and

Consent in the form set forth in Exhibit A hereto from each Guarantor and (c) receipt by each Lender executing this Limited Waiver of a fee in immediately available funds in an amount as set forth in the Borrower’s waiver request letter to the Agent dated April 13, 2009 and posted on Intralinks.
          Section 10. Representations. The Borrower hereby represents and warrants to the Agent and the Lenders that (a) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (after giving effect to this Limited Waiver) as if made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that the representations and warranties contained in Section 4.04 (Financial Statements), Section 4.06 (Other Agreements), Section 4.07 (Litigation), Section 4.14 (Law; Environment) and Section 4.17 (Accuracy of Information) shall be deemed to be made as set forth in the Credit Agreement except that such representations and warranties shall be deemed to be made with an exception for the matters identified in the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and (b) after giving effect to this Limited Waiver, no Default has occurred and is continuing.
          Section 11. Waiver of Claims. The Borrower acknowledges that the Agent and Lenders have acted in good faith and have conducted themselves in a commercially reasonable manner in their relationships with the Borrower and the Guarantors in connection with this Limited Waiver and in connection with the Credit Agreement and the other Loan Documents, the Borrower hereby waiving and releasing any claims to the contrary. The Borrower, on its own behalf and on behalf of each of its Affiliates, releases and discharges the Agent and Lenders, all Affiliates of the Agent and Lenders, all officers, directors, employees, attorneys and agents of the Agent and Lenders or any of their Affiliates, and all of their predecessors in interest, from any and all claims, defenses and causes of action arising out of or related to the Loan Documents, whether known or unknown, and whether now existing or hereafter arising, including without limitation, any usury claims, that have at any time been owned, or that are hereafter owned, in tort or in contract by the Borrower or any Affiliate of the Borrower and that arise out of any one or more circumstances or events that occurred prior to the date of this Limited Waiver.
          Section 12. Miscellaneous. Except as herein provided, the Loan Documents shall remain unchanged and in full force and effect. The waivers and amendments set forth herein are not meant to be waivers or amendments of any other terms or provisions of the Credit Agreement. The Agent and the Lenders expressly reserve all of their rights and remedies with respect to any other present or future Default arising under the Credit Agreement (whether or not related to the matters addressed in this Limited Waiver). This Limited Waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Limited Waiver by signing any such counterpart. This Limited Waiver shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof. Any provision of this Limited Waiver which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without in-

validating the remaining provisions of this Limited Waiver or affecting the validity or enforceability of such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver to be duly executed and delivered as of the day and year first above written.

BEAZER HOMES USA, INC., as Borrower

By:	/s/ Allan P. Merrill

Name: Allan P. Merrill
Title: Executive Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

CITIBANK, N.A., as a Lender

By:	/s/ Marni McManus

Name:	Marni McManus
Title:	Director

BNP PARIBAS, as a Lender

By:

Name:

Title:

By:

Name:

Title:

Third Limited Waiver Signature Page

THE ROYAL BANK OF SCOTLAND, as a Lender

By:	/s/ Jay Um

Name:	Jay Um
Title:	Vice President

GUARANTY BANK, as a Lender

By:	/s/ Amy Satsky

Name:	Amy Satsky
Title:	Senior Vice President

REGIONS FINANCIAL CORPORATION, as a Lender

By:	/s/ Ronny Hudspeth

Name:	Ronny Hudspeth
Title:	SR. Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kimberly Turner

Name:	Kimberly Turner
Title:	Executive Director

CITY NATIONAL BANK, a national banking association, as a Lender

By:	/s/ Xavier Barrera

Name:	Xavier Barrera
Title:	Vice President

PNC BANK, N.A., as a Lender

By:	/s/ Douglas G. Paul

Name:	Douglas G. Paul
Title:	Senior Vice President
Third Limited Waiver Signature Page

UBS LOAN FINANCE, LLC, as a Lender

By:	/s/ Marie A. Haddad

Name:	Marie A. Haddad
Title:	Associate Director, Banking Products Services, US

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Associate Director, Banking Products Services, US

COMERICA BANK, as a Lender

By:	/s/ David J. Campbell

Name:	David J. Campbell
Title:	Senior Vice President
Third Limited Waiver Signature Page